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                                                               Exhibit (d)(viii)

                        INVESTMENT SUB-ADVISORY CONTRACT
                        BETWEEN OLD WESTBURY FUNDS, INC.,
                     BESSEMER INVESTMENT MANAGEMENT LLC AND
                          GLYNN CAPITAL MANAGEMENT LLC

         This CONTRACT is made as of this 25th day of July, 2003, among Old Westbury Funds, Inc. (the "Company"), a Maryland corporation, with its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, Bessemer Investment Management LLC (the "Adviser"), a limited liability company organized under the laws of the State of Delaware, with its principal place of business at 630 Fifth Avenue, New York, NY 10111, and Glynn Capital Management LLC, (the "Sub-Adviser"), a limited liability company organized under the laws of the State of Delaware with its principal place of business at 3000 Sand Hill Road, Building 4, Suite 235, Menlo Park, CA 94025.

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end management investment company; and

         WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940 as an investment adviser, and

         WHEREAS, the Sub-Adviser is registered under the Investment Advisers Act of 1940 as an investment adviser; and

         WHEREAS, the Company and the Adviser desire that the Sub-Adviser perform investment advisory services for such assets of the Old Westbury Capital Opportunity Fund, a series of the Company (the "Fund"), as allocated by the Adviser to the Sub-Adviser for management from time-to-time, and the Sub-Adviser is willing to perform those services on the terms and conditions set forth in this Contract;

         NOW THEREFORE, the Company, the Adviser and Sub-Adviser agree as follows:

         Section 1. The Company. The Company is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Articles of Incorporation, as amended and supplemented, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the 1940 Act, including any representations made in the Prospectus and Statement of Additional Information relating to the Fund contained therein and as may be supplemented from time-to-time, all in such manner and to such extent as may from time-to-time be authorized by the Company's Board of Directors (the "Board"). The Board is authorized to issue any unissued shares in any number of additional classes or series. The Company has delivered copies of the documents listed in this Section to the Sub-Adviser and will from time-to-time furnish the Sub-Adviser with any amendments thereof.

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     Section 2. Appointment. Subject to the direction and control of the Board, the Adviser manages the investment and reinvestment of the assets of the Fund and other funds of the Company and provides for certain management and services as specified in the Investment Advisory Contract between the Company and the Adviser with respect to the Fund.

     Subject to the direction and control of the Board and the Adviser, the Sub-Adviser shall manage the investment and reinvestment of such assets of the Fund as the Adviser may allocate for management by the Sub-Adviser from time-to-time (the "Allocated Assets"), and without limiting the generality of the foregoing, shall provide the management and other services specified below, all in such manner and to such extent as may be directed from time-to-time by the Adviser.

     Section 3. Duties of the Sub-Adviser.

     (a) The Sub-Adviser shall be responsible for all day-to-day investment decisions regarding the Allocated Assets. To carry out such decisions, the Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Company, at the risk of and in the name of the Company, to place orders and issue instructions with respect to transactions relating to the Allocated Assets. In all purchases, sales and other transactions relating to the Allocated Assets, the Sub-Adviser is authorized to exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

     (b) The Sub-Adviser will report to the Adviser and the Board at each regular quarterly meeting thereof all material changes relating to the Allocated Assets since the prior report, and will also keep the Board informed of important developments affecting the Company, the Allocated Assets and the Sub-Adviser, and on its own initiative will furnish the Adviser and the Board from time-to-time with such information as the Sub-Adviser may believe appropriate, whether concerning the individual companies whose securities are held as part of the Allocated Assets, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Allocated Assets are invested. In making purchases and sales of securities concerning the Allocated Assets, the Sub-Adviser will comply with the policies set from time-to-time by the Board as well as the limitations imposed by the Company's Articles of Incorporation, as amended and supplemented, By-Laws, Registration Statement under the 1940 Act, the limitations in the 1940 Act and in the Internal Revenue Code of 1986, as amended applicable to the Company and the investment objectives, policies and restrictions of the Fund as set forth in its registration statement, including its prospectus.

     (c) The Sub-Adviser may from time-to-time employ or associate with such persons as the Sub-Adviser believes to be appropriate or necessary to assist in the execution of the Sub-Adviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-Adviser. No obligation may be imposed on the Company in any such respect.

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     (d) The Sub-Adviser shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Company under the 1940 Act as they relate to the Allocated Assets. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Contract required to be prepared and maintained by the Company pursuant to the rules and regulations of the Commission. The Sub-Adviser shall prepare and maintain records relating to the diversification rules under the Internal Revenue Code for regulated investment companies. The books and records pertaining to the Company which are in possession of the Sub-Adviser shall be the property of the Company. The Company, or the Company's authorized representatives (including the Adviser), shall have access to such books and records at all times during the Sub-Adviser's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Company, the Adviser or the Company's authorized representatives.

     Section 4. Control by Board and Adviser. As is the case with respect to the Adviser under the Investment Advisory Contract, any investment activities undertaken by the Sub-Adviser pursuant to this Contract, as well as any other activities undertaken by the Sub-Adviser relating to the Allocated Assets, shall at all times be subject to the direction and control of the Company's Board, as well as the Adviser. In addition, any investment activities undertaken by the Sub-Adviser pursuant to this Contract, shall at all times be subject to the direction and control of the Adviser.

     Section 5. Compliance with Applicable Requirements. In carrying out its obligations under this Contract, the Sub-Adviser shall at all times comply with:

     (a) all applicable provisions of the 1940 Act, and any rules and regulations adopted thereunder;

     (b) the provisions of the registration statement of the Company, as it may be amended from time-to-time, under the 1940 Act;

     (c) the provisions of the Articles of Incorporation of the Company, as may be amended from time-to-time;

     (d) the provisions of the By-laws of the Company, as may be amended from time-to-time, or resolutions of the Board as may be adopted from time-to-time;

     (e) the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Company or the Fund; and

     (f) any other applicable provisions of state or federal law.

     In addition, any code of ethics adopted by the Sub-Adviser in compliance with Rule 17j-1 under the 1940 Act shall include policies, prohibitions and procedures which substantially conform to the recommendations regarding personal investing approved by

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the Board of Governors of the Investment Company Institute, as such recommendations may be amended from time-to-time, and that comply with any amendments to Rule 17j-1 under the 1940 Act.

     Section 6. Broker-Dealer Relationships. The Sub-Adviser is responsible for the purchase and sale of securities comprising the Allocated Assets, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser's primary consideration in effecting a security transaction will be to obtain the best price and execution. In selecting a broker-dealer to execute each particular transaction for the Allocated Assets, the Sub-Adviser will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the Allocated Assets on a continuing basis. Accordingly, the price in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time-to-time determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser with respect to the Fund and to other clients of the Sub-Adviser. The Sub-Adviser is further authorized to allocate the orders placed by it relating to the Allocated Assets to brokers and dealers who also provide research or statistical material, or other services to the Fund or to the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board of the Company indicating the brokers to whom such allocations have been made and the basis therefor.

     Provided the investment objectives of the Fund are adhered to with respect to the Allocated Assets, the Sub-Adviser may aggregate sales and purchase orders of securities held as part of the Allocated Assets with similar orders being made simultaneously for other accounts managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgement, such aggregation will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Company and Adviser acknowledge that Sub-Adviser's determination of such economic benefit to the Fund is based on an evaluation that the Fund is benefited by relatively better purchase or sales price, lower commission expenses and beneficial timing of transactions, or a combination of these and other factors. The Sub-Adviser represents and acknowledges that it is solely responsible for complying with any and all pronouncements of the Commission or its staff with respect to the requirements for aggregating trades as may be set out in any interpretive release and/or no-action letters issued by the Commission staff ("SEC Requirements"). The Sub-

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Adviser further agrees to hold the Company and the Adviser harmless from any and all loss, damage or liability resulting from the Sub-Adviser's failure to comply with any SEC Requirements.

     Section 7. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund with respect to the Allocated Assets and the offering of Fund shares shall be borne by the Fund and the Company unless specifically provided otherwise in this Contract. These expenses include, but are not limited to, brokerage commissions, taxes, legal, auditing or governmental fees, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund's shareholders.

     Section 8. Compensation. As compensation for the services provided under this Contract, the Adviser shall pay the Sub-Adviser fees, payable monthly in arrears, at the annual rates indicated on Schedule A hereto, as such Schedule may be amended or supplemented from time-to-time, provided that the Sub-Adviser is acting as a sub-adviser to the Fund with respect to the Allocated Assets. The net assets under management against which the foregoing fees are to be applied are the net assets as of the last day of the month. If this fee agreement becomes effective subsequent to the first day of a month compensation for that part of the month shall be subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. If this Contract shall terminate before the last day of a month, the date of termination will be treated as the last day of the month. During any period when the determination of net asset value is suspended, the net asset value for the last day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of the month. It is understood that the Adviser shall be solely responsible for the Sub-Adviser's fees for its services hereunder, and the Sub-Adviser agrees that it shall have no claim against the Company or the Fund with respect to compensation under this Contract.

     Section 9. Standard of Care. The Company and Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Company and the Adviser the benefit of, the Sub-Adviser's best judgment and efforts in rendering its services to the Company. As an inducement to the Sub-Adviser's undertaking these services at the compensation level specified, the Sub-Adviser shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this Contract, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract.

     Section 10. Non-Exclusivity. The services of the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory and administrative or other services to others (including other investment

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companies) and to engage in other activities. It is understood and agreed that officers or directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

     Section 11. Books and Records. The Sub-Adviser shall, with respect to orders the Sub-Adviser places for the purchase and sale of portfolio securities concerning the Allocated Assets, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as trade tickets and confirmations of portfolio trades and such other records as the Adviser reasonably requests to be maintained. All such records shall be maintained in a form acceptable to the Fund and the Company and in compliance with the provisions of Rule 31a-1 or any successor rule. All such records will be the property of the Fund and the Company, and will be available for inspection and use by the Fund and the Company and their authorized representatives (including the Adviser). The Sub-Adviser shall promptly, upon the Company's request, surrender to the Fund those records which are the property of the Company or the Fund. The Sub-Adviser will promptly notify the Adviser if it experiences any difficulty in maintaining the records in an accurate and complete manner.

     Section 12. Term of the Contract. This Contract shall become effective with respect to the Allocated Assets after it is approved in accordance with the express requirements of the 1940 Act, and executed by the Company, Adviser and Sub-Adviser and shall continue initially for two years and thereafter continue from year to year, provided that the continuation of the Contract is approved in accordance with the requirements of the 1940 Act, which currently requires that the continuation be approved at least annually:

     (a) (i) by the Company's Board or (ii) by the vote of "a majority of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act), and

     (b) by the affirmative vote of a majority of the Company's Directors who are not parties to this Contract or "interested persons" (as defined in the 1940
Act) of a party to this Contract (other than as Directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

     Section 13. Termination. As required under the 1940 Act, this Contract may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of the Company's Board or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser on the one hand, or the Sub-Adviser on the other hand, in each case on sixty (60) days' written notice to the other parties to this Contract. The notice provided for herein may be waived by the party entitled to receipt thereof. This Contract shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section

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2(a)(4) of the 1940 Act, as modified or interpreted by the Commission or its staff in rules, regulations, interpretations or no-action letters.

     Section 14. Indemnification by the Sub-Adviser. The Company shall not be responsible for, and the Sub-Adviser shall indemnify and hold the Company or the Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties of the Sub-Adviser hereunder or any of its officers, directors, employees or agents.

     Section 15. Indemnification by the Company. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Sub-Adviser or any of its officers, directors, employees or agents, the Company hereby agrees to indemnify and hold harmless the Sub-Adviser against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund or other securities, undertaken by the Fund, its officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Fund, its officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which the Fund may have and which may not be waived under any applicable federal and state securities laws.

     Section 16. Notices. Any notices under this Contract shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company shall be 3435 Stelzer Road, Columbus, Ohio 43219, Attention: Secretary, and that of the Adviser shall be 630 Fifth Avenue, New York, NY 10111, Attention: General Counsel, and that of the Sub-Adviser shall be Glynn Capital Management LLC, 3000 Sand Hill Road, Building 4, Suite 235, Menlo Park, CA 94025, Attention: John W. Glynn, Jr.

     Section 17. Questions of Interpretation. Any question of interpretation of any term or provision of this Contract having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, or interpretations of the Commission or its staff, or Commission staff no-action letters, issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Contract is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Contract shall be governed by and construed in accordance with the laws of the State of Delaware.

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     Section 18. Amendment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the Fund. Otherwise, a written amendment of this Contract is effective upon the approval of the Board, the Adviser and the Sub-Adviser.

     Section 19. Old Westbury Name. The Sub-Adviser agrees that the name "Old Westbury" or any variant thereof which comprises a component of the Company's name, is a property right of the parent of the Adviser. The Sub-Adviser agrees that it will not use the name "Old Westbury" or any variant thereof except as expressly agreed between the Adviser and the Sub-Adviser.

     Section 20 Release. The names "Old Westbury Funds, Inc." and "Directors of Old Westbury Funds, Inc." refer respectively to the Company created by the Articles of Incorporation and the Directors, as directors but not individually or personally. The obligations of "Old Westbury Funds, Inc." entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, shareholders, or representatives of the Company personally, but bind only assets of the Fund, and all persons dealing with the Fund of the Company must look solely to the assets of such Fund for the enforcement of any claims.

     Section 21. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.

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     IN WITNESS WHEREOF, the parties hereto have cause this Contract to be executed in duplicate by their respective officers on the day and year first written above.

                                            OLD WESTBURY FUNDS, INC.


                                            By:
                                               ---------------------------------
                                                Walter B. Grimm
                                                President

                                            BESSEMER INVESTMENT MANAGEMENT LLC


                                            By:
                                               ---------------------------------
                                                Timothy J. Morris
                                                Senior Managing Director

                                            GLYNN CAPITAL MANAGEMENT LLC


                                            By:
                                               ---------------------------------
                                                John W. Glynn, Jr.
                                                President


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                                   SCHEDULE A

         The Adviser shall pay the Sub-Adviser, as full compensation for services provided hereunder, a sub-advisory fee, computed on the last day of the month and payable monthly at the annual rates listed below as a percentage of the net asset value of the Allocated Assets being managed by the Sub-Adviser from time-to-time.

                                      Rate of                 Net
    Portfolio                       Compensation            Assets
    ---------                       ------------            ------
Old Westbury Capital Opportunity         0.45%     on the first $200 million
 Fund                                    0.40%     on all sums in excess of $200
                                                   million

 Approved: July 24, 2003

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